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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                       Kankakee Bancorp, Inc.
--------------------------------------------------------------------------
                          (Name of Issuer)

                            Common Stock
--------------------------------------------------------------------------
                   (Title of Class of Securities)

                              484243100
--------------------------------------------------------------------------
                           (CUSIP Number)

                          December 31, 2001
--------------------------------------------------------------------------
       (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be `filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 (`Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

-------------------------------------------                                     ------------------------------------
CUSIP NO.    484243100                                     13G                           Page 2 of 6 Pages
-------------------------------------------                                     ------------------------------------

-------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. Identification Nos. of above persons (entities only)
                    Thomas M. Schneider

-------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                  (a)[ ]
                                                                                  (b)[ ]
-------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America

------------------------------------------------------------------------------------------------------------------
         NUMBER OF              5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY
          OWNED BY
       EACH REPORTING
        PERSON WITH

                              -------------------------------------------------------------------------------------
                                6    SHARED VOTING POWER

                              -------------------------------------------------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                              -------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


-------------------------------------------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                                                            [ ]
-------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     Less than 5.0%

-------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)
                     IN

-------------------------------------------------------------------------------------------------------------------


                                Page 2 of 6 pages

            STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G

Item 1.

         (a)      Name of Issuer
                  Kankakee Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  310 South Schuyler Avenue
                  P.O. Box 3
                  Kankakee, Illinois 60901-0003

Item 2.

         (a)      Name of Person Filing

                  Thomas M. Schneider

         (b)      Address of Principal Business Office or, if none, Residence

                  14212 Abington Heights Drive
                  Orlando, Florida 32828

         (c)      Citizenship

                  United States of America

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  484243100

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                  (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

                                Page 3 of 6 pages

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

         (a)      Amount Beneficially Owned

         (b)      Percent of Class
                  Less than 5.0%

         (c)      Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote

                  (ii)  shared power to vote or to direct the vote

                  (iii) sole power to dispose or to direct the disposition of


                  (iv)  shared power to dispose or to direct the disposition of


Item 5.  Ownership of Five Percent or Less of a Class
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
                  N/A

Item 7.  Identification  and  Classification  of the  Subsidiary Which Acquired
                 the Security  Being Reported on By the Parent Holding Company
                  N/A

Item 8.  Identification and Classification of Members of the Group
                  N/A

Item 9.  Notice of Dissolution of Group
                  N/A

                                Page 4 of 6 pages

Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



                                Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 12, 2002
                                --------------------------------------------
                                Date

                                /s/Thomas M. Schnieder
                                --------------------------------------------
                                Thomas M. Schneider

                                Page 6 of 6 pages